Exhibit 10.24
COMMERCIAL PROPERTY LEASE AGREEMENT
I. – LESSOR
I1. CNA SPITALETTI CONSTRUTORA E INCORPORADORA LTDA., a limited liability company, enrolled in the General Taxpayers’ Register under CNPJ No 61.598.983/001-02, with its principal place of business at Av. Dr. Yojiro Takaoka 4384, Loja 13, piso superior, Santana de Parnaíba, São Paulo – CEP: 06541-038, telephone number: 11-4153-8863, fax number: 11-4153-1066, herein represented by its undersigned partners.
II. – LESSEE
II.1 MERCADOLIVRE.COM ATIVIDADES DE INTERNET LTDA., with its principal place of business at Rua Gomes de Carvalho 1.306, 7º andar, Vila Olímpia, in the capital city of São Paulo, enrolled in the General Taxpayers’ Register under CNPJ No 03.361.252/0001-34, herein represented by its Delegate Manager STELLEO PASSOS TOLDA, Brazilian, married, business administrator, bearer of identification card RG No 07.575.578-5, enrolled in the Individual Taxpayers’ Register under CPF/MF No 028.676.707-48.
III. – SECURITY DEPOSIT
This lease shall be secured by a security deposit equivalent to 3 month’s rent in amount of thirty three thousand and six hundred reais (R $33,600.00). Such amount shall be deposited in the lessor’s current account at Banco Bradesco, agency 2774, account number 2000-1 and shall be used to pay the lease in the last three months of the lease agreement.
IV. – THE PREMISES
IV.1. The object of this lease agreement is the INDIVIDUAL COMMERCIAL UNITS Numbers 902, 903, 904, 905, 906, 907, 908 and 909 located on the 9th floor, and their 08 unspecified parking spaces in the underground floor of the “SHOPPING SERVICE” condominium located at AV. DR. YOJIRO TAKAOKA 4384, Alphaville, Centro de Apoio Um, in the city of Santana do Parnaíba, District of Barueri, State of São Paulo.
IV.2. Lessee expressly represents that it is aware of the conditions of the premises such as paint, maintenance, hygiene, internal and external cleaning, as well those related to equipment, appliances and general installations, that it will take the necessary measures for everything to be in good functioning conditions, and that it will return the premises duly repainted upon termination of the lease.
IV.3. Except for those works that affect the security of the building, lessee hereby undertakes, throughout the lease term, to maintain the leased premises in the same original conditions and to return the leased premises at the conclusion of the lease in as good conditions as it has received them.

IV.4 Lessee shall not, under any circumstances whatsoever and under penalty of a daily fine equivalent to one thirtieth (1/30) of rent value in force, modify the original structure of the premises without the express written consent of lessor; such consent shall be obtained through a formal written notice to lessor duly documented with the drawings, the ART [Technical Responsibility Notation], and a drawing of the intended modifications, so that lessor may freely grant or deny authorization. The drawing of the permanent modifications shall be included in an exhibit, which shall be made an integral part hereof.
IV.5. Any and all modifications and improvements to the premises, even if useful and necessary, and provided that they have been accepted by lessor, shall be incorporated into the premises and lessee shall not be allowed, at any time whatsoever, to claim or assert any lien, indemnification, damages, compensation or return.
IV.6 Any modification that have not been incorporated into the premises, provided that lessee so authorizes, shall be removed by lessee, that shall return the premises in the same conditions that they were originally delivered.
IV.7 It will be incumbent upon lessee to make arrangements for the remodeling it may deem necessary to adapt the premises to its commercial activities, it being agreed that the premises are delivered as they are now, which are fully known by lessee, that accepts them with no restrictions whatsoever.
V. – LEASE TERM AND CONDITION PRECEDENT
V.1. The lease term as agreed upon by the parties shall be sixty (60) months, commencing on April 01, 2008, and ending on March 31, 2013. lessor shall grant lessee a forty five (45)- day grace period from the beginning of the lease. Payment shall be due from June 01, 2008 and the base date for contractual adjustment shall be 04/01/2008. The first month of the lease shall be charged proportionately.
V.2. Lessee hereby undertakes to deliver the certificates listed below within thirty (30) days from the execution date of this agreement, under penalty of suspension of this lease agreement. If any of such certificate does not attest to the non occurrence of the facts related thereto, then it shall be accompanied by the relevant clarifying statement:
Affidavit of non-existence of protests issued by Protest Notary Offices of Barueri and São Paulo Affidavit of non-existence of civil or summary proceedings issued by clerks of court of Barueri and São Paulo Affidavit of non-existence of tax debts issued by the Federal Revenue Service and the National Institute of Social Security — INSS Certified copy of the Identity Card (RG) and the Individual Taxpayer’s Register (CPF), certificate of address and marriage certificate, if any, of the partners CNPJ Card and certified copy of the Articles of Incorporation, as amended.
VI. – PURPOSE AND USE OF PREMISES
VI.1. The leased premises shall be solely for commercial use and any other use shall be forbidden.

VI.2 All restrictions to the use of the premises, imposed by any law, especially the zoning law, regulations, conventions, internal rules, bylaws of the trading industry and other rules that regulate the use of property, etc are fully known by lessee, that have examined them previously and agreed to their strict compliance, including those that may come to be subsequently implemented and/or changed, and lessee shall not abandon the premises at any time or claim termination of the lease due to the impossibility to use the premises due to any existing and/or established restrictions, except for public order reasons that may restrict the property right and prevent its use. In that case, the agreement shall be terminated and neither party shall be held liable for termination.
VI.3 Lessee shall not assign or lend the premises or transfer this agreement without lessor’s prior consent.
VI.4. Mere notice by public authorities shall not be a reason for lessee to abandon the premises or claim termination of this agreement, unless a prior judicial inspection confirms the impossibility to use the premises normally, in which case both parties shall be released from the payment of fines. The impossibility of normal use shall not include the restrictions to use the premises that, as defined above, are fully known by lessee.
VI.5. Lessor shall be entitled to visit or inspect the leased premises, whenever it deems convenient, whether personally or through authorized representatives, and lessee(s) shall receive at least a 48-(forty-eight) hour notice.
VI.6. Should lessor find, upon inspecting the premises, any malfunction or damage caused by the irregular and/or incorrect use of the premises or any modification made against the provisions hereof, therefore constituting a breach of contract, notwithstanding the applicable fine, lessor may demand that the lessee make the necessary repairs within ten (10) days or remove the work/modification at the lesssor’s cost, and immediately demand payment of the expenses incurred.
VII. – MONTHLY RENT AND LEASE CHARGES
VII.1. The sum agreed by the parties for the lease amounts to eleven thousand two hundred reais (R$ 11,200.00) per month.
VII.2. All taxes, rates, electricity, water, maintenance costs, ordinary and extraordinary expenses, preservation, cleaning, administration, fire prevention and other charges and/or taxes inherent to the premises and derived from its use, shall be borne by lessee.
VII.3. Water, electricity, gas and wastewater bills shall be delivered to lessor on a monthly basis, through protocol or by fax, when they are not collected with the expenses.
VII.4. The sum agreed by the parties for the lease shall be payable, upon issuance of a receipt, until the fifth (5th) day of each subsequent month, at the lessor’s office or wherever lessor may indicate in writing, or through wire upon notice of payment sent to lessee.
VII.5. If lessee chooses to pay through the local bank network, lessee hereby authorizes lessor to send the payment notice and to include therein the value relating to mailing and banking expenses.
VII.6. From the last day of each month, lessor may also demand reimbursement by lessee of all the sums owed under this agreement, specifically those specified in “VI.2.” above, which value may be added to the rent and paid together with it.

VII.7. The value of the monthly lease set forth herein shall be adjusted as frequently as the law so authorizes through the accumulated application of the IGP-M [General Market Price Index] calculated by the FGV (Getúlio Vargas Foundation) for the preceding period or by any other index that may replace it.
VIII. – DEFAULT
VIII.1. Should lessee fail to pay the rent and other taxes in a timely manner, the amount owed (rent plus charges) shall be automatically increased by 10% (ten percent) and by twenty percent (20%) default interest if payment is obtained through court proceedings. Any type of moratorium granted to lessee by lessor shall not imply any modification to or novation of this Agreement, and therefore the guarantors and co-obligors shall not be released from their duties in view of the benefit granted to lessee.
VIII.2. Should lessee or the co-obligors fail to pay the rent and other charges derived from this lease, the amount owed, added by default interest and other sums specified in the preceding item , shall accrue interest of one (1) percent per month or the fraction thereof, and shall be adjusted according to monetary restatement pursuant to the same index used for the adjustment of lease value, on a pro rata daily basis. The interest and monetary restatement shall be applicable from the maturity date up to the effective payment, by any means, even through court proceedings and after termination of this agreement.
IX. – CONTRACTUAL PENALTY
IX.1. If any of the parties breaches this agreement, it shall be subject to a contractual penalty equal to 3 (three) months’ rent in force at the time of breach. Contractual penalty shall be charged through executive proceeding in accordance with the Brazilian Code of Civil Procedure.
IX.2. If lessee terminates the lease agreement before the end of the contractual term, the penalty shall be charged proportionately, as provided by the applicable law, unless lessee terminates the agreement by means of a sixty (60) days advance notice.
IX.3. Any damage to the premises shall not be included in the fine set forth in item “VIII.1.” above, but shall be paid separately. Guarantors that are jointly liable, together with lessee, for all the obligations and covenants derived herefrom shall also be liable for any damage caused to the premises.
X. –TERMINATION
X.1. This agreement shall be deemed terminated, for all purposes of law, regardless of any formality, in the following cases: a.) expropriation of the leased premises by any public authority; b.) fire or collapse of the premises as a result of an act of God; c.) death, disappearance, bankruptcy, insolvency or change of address of the guarantors to another place different from the address set herein, if within thirty days of the fact they are not replaced by other guarantees whose appropriateness is evidenced, lessee shall be subject to immediate eviction due to breach of contract, and shall be liable for the payment of the penalty as provided for in item “IX.1.” above; d.) abandonment of the premises by lessee for any reason whatsoever, even if unauthorized third parties remain in the premises.

X.2. In case of expropriation and/or fire of the leased premises, lessor and lessee shall be released from all duties established in this agreement. However, lessee shall be empowered to receive from the expropriating authority or insurance company the relevant compensation and, when fire has occurred, resume the lease following reconstruction, provided the lease is still in force.
XI. – RETURN OF THE PREMISES
XI.1. Upon termination of the lease, whether by expiration of the contractual term, or by judicial or extra-judicial termination, or any other form of termination of the contractual relationship, lessee shall return the leased premises in perfect conditions and fully repainted, and shall restore possession to lessor that shall issue the relevant receipt in writing.
XI.2. Should lessor, during inspection of the premises, find any modification, defect or damage to the premises as a result of their irregular use and in breach of the provisions hereof, lessor may refrain from receiving possession until lessee returns the premises in perfect condition, and the duty to pay rent and other lease charges shall remain.
XI.3. Should lessee abandon the premises for any reason whatsoever, lessor shall be entitled to the immediate possession thereof, regardless of any court proceeding, particularly termination, repossession and/or eviction proceedings.
XII. – JURISDICTION AND APPLICABLE LAW
XII.1. Any dispute that may arise from this lease agreement shall be subject to the jurisdiction of the Courts sitting in the city where the premises are located, and the parties hereby expressly waive any other jurisdiction, as privileged as it may be.
XII.2. This agreement shall be governed by Federal Law 8245/91, the Civil Code and other relevant legal provisions.

In witness whereof, the parties have executed this agreement in three (03) counterparts of equal content, each of which shall be deemed to be an original, in the presence of the undersigned witnesses.

Santana de Parnaíba, April 01, 2008.

[signed]	[signed]
Lessee	Lessor
MercadoLivre.com Ativ. de Internet Ltda
Stelleo Passos Tolda
Delegate Manager

[signed]
Witness 1
[illegible] Alves de Campos
30.243.952-3

[signed]
Witness 2
Tania Cristina de Barros
RG: 27.015.155-2 SSP/SP
CIC: 187.[illegible] 368/99